UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2011

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously announced, on April 1, 2011 PPL Corporation announced that it had completed the acquisition (the “Acquisition”), through its subsidiary PPL WEM Holdings plc (“PPL WEM”), of all of the outstanding ordinary share capital of Central Networks East plc (subsequently renamed Western Power Distribution (East Midlands) plc; “WPD East Midlands”) and Central Networks Limited, the sole owner of Central Networks West plc (subsequently renamed Western Power Distribution (West Midlands) plc; “WPD West Midlands”), together with certain other related assets, from E.ON U.K. plc, a wholly owned subsidiary of E.ON AG.

On April 4, 2011, each of WPD East Midlands and WPD West Midlands entered into £300 million five year multicurrency revolving credit facilities with Royal Bank of Canada as Lead Arranger, Bank of America Securities Limited as Bookrunner and Facility Agent, Bank of America, N. A. as Issuing Bank and the other banks party thereto as Mandated Lead Arrangers (each a “Credit Facility” and collectively the “Credit Facilities”).

Borrowings under the Credit Facilities bear interest at a percentage rate per annum which is equal to the sum of (a) the applicable margin plus (b) the LIBOR or EURIBOR rate, as applicable, plus (c) any mandatory cost. The applicable margin varies from 65 basis points to 115 basis points based upon the long-term unsecured and non credit-enhanced debt obligations of WPD East Midlands and WPD West Midlands, as applicable.

Each of the Credit Facilities is voluntarily prepayable from time to time without premium or penalty, and is mandatorily prepayable upon certain events, including upon a change of control.

In addition, the borrower under each respective Credit Facility is subject to certain financial covenants, which require the borrower under each such agreement to ensure that (i) its total net debt does not exceed 85% of its regulatory asset base, which is the date the regulatory asset base of the borrower was last determined as notified to the borrower by the U.K. Office of Gas and Electricity Markets and (ii) its consolidated EBITDA to interest payable is no less than 3.0 to 1.0, in each case as calculated pursuant to such agreement.  Each Credit Facility will permit the applicable borrower to request from the applicable lenders to issue letters of credit up to a maximum aggregate amount of £80 million.  Each of WPD East Midlands and WPD West Midlands intend to use its respective Credit Facility for general corporate purposes.

Each of the Credit Facilities also contains customary representations, covenants and events of default.  Failure to meet the covenants beyond applicable grace periods and certain other events could result in acceleration of the loans and/or termination of the Credit Facilities.

The foregoing summary of the Credit Facilities does not purport to be complete.  Additionally, the foregoing summary of the Credit Facilities is subject to, and qualified in its entirety by, the full text of the Credit Facilities, which are attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1 -
£300,000,000 Multicurrency Revolving Credit Facility Agreement, dated 4 April 2011, among Western Power Distribution (West Midland) plc and Royal Bank of Canada as Lead Arranger, Bank of America Securities Limited as Bookrunner and Facility Agent, Bank of America, N. A. as Issuing Bank and the other banks party thereto as Mandated Lead Arrangers.

10.2 -
£300,000,000 Multicurrency Revolving Credit Facility Agreement, dated 4 April 2011, among Western Power Distribution (East Midland) plc and Royal Bank of Canada as Lead Arranger, Bank of America Securities Limited as Bookrunner and Facility Agent, Bank of America, N. A. as Issuing Bank and the other banks party thereto as Mandated Lead Arrangers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  April 8, 2011